UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2016

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On June 28, 2016, YRC Worldwide Inc. (the “Company”) and certain of its subsidiaries entered into Amendment No. 2 (the “Amendment”) to the Loan and Security Agreement (the “LSA”), which amends the Loan and Security Agreement, dated as of February 13, 2014, by and among the Company, certain of the Company’s subsidiaries party thereto, the lenders party thereto and Citizens Business Capital, a division of Citizens Asset Finance, Inc., a subsidiary of Citizens, N.A., as agent.

The Amendment, among other things: (a) replaces the floating interest rate spread with a flat spread, reducing current interest costs by 50 basis points from LIBOR plus 2.25% to LIBOR plus 1.75%, (b) extends the maturity date from February 2019 to June 2021 subject to certain conditions, (c) amends the definitions of “Cash Dominion Trigger Event” and “Cash Dominion Trigger Period” to require that the Company maintain availability in an amount equal to at least 10% of the Collateral Line Cap, rather than at least 12.5% of the Collateral Line Cap, improving the Company’s flexibility to utilize cash that would have previously been restricted, (d) amends the definition of “Eligible Borrowing Base Cash” to provide the Company with increased flexibility to manage and maximize the amount of cash included in the Borrowing Base, and (e) amends the definition of “Accelerated Reporting Triggering Event” to state that such an event occurs when Availability is less than or equal to 10% of the Collateral Line Cap, rather than when it is less than or equal to 15% of the Collateral Line Cap.

The foregoing description of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the LSA.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	Amendment No. 2 to Loan and Security Agreement by and among the Company, certain of the Company’s subsidiaries party thereto, the lenders party thereto and Citizens Business Capital as agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Stephanie D. Fisher
Stephanie D. Fisher
Vice President and Controller

Date: June 30, 2016

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